UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2024

Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(262) 636-1200

(Former name or former address, if changed since last report.)	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.625 par value	MOD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Information to be Included in the Report

Item 2.01.	Completion or Disposition of Assets.

On March 1, 2024, Modine Manufacturing (Canada) Ltd. (the “Purchaser”), a wholly-owned subsidiary of Modine Manufacturing Company (“Modine”), completed its acquisition from Olympic International Agencies Ltd. (the “Seller Parent”) of all of the issued and outstanding shares in the capital of Scott Springfield MFG Inc. (the “Corporation”) pursuant to the Share Purchase Agreement (the “SPA”) dated as of February 23, 2024, by and among the Purchaser, the Seller Parent and Modine.  As a result of the transaction, the Corporation is a wholly-owned subsidiary of Purchaser.

The aggregate purchase price paid by the Company to the Seller Parent was $257.0 million (CDN), or approximately $191 million (US), on a cash-free, debt-free basis.  A portion of the consideration will be held in escrow pending certain post-closing working capital adjustments and to satisfy any indemnification obligations on the part of the Seller Parent under the terms of the SPA. Modine funded the purchase price with a combination of cash on hand and from its existing credit facility.

Other than in respect of the transaction described above, there existed no material relationship between Seller Parent and Modine or any of its affiliates, directors or officers, or any associate of such persons.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

	By:	/s/ Michael B. Lucareli
Michael B. Lucareli
Executive Vice President, Chief Financial Officer

Date: March 4, 2024